Exhibit 1

JOINT FILING AGREEMENT

August 10, 2022

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned (each a “Reporting Person”) hereby agrees to the joint filing on behalf of each of the Reporting Persons of a Schedule 13D (including any and all amendments thereto) with respect to the shares of common stock, no par value per share, of Luther Burbank Corporation, a California corporation, and that this Joint Filing Agreement may be included as an Exhibit to such joint filing.

Each of the Reporting Persons acknowledges that each shall be responsible for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness and accuracy of the information concerning any other party, unless such party actually knows that such information is incorrect.

This Joint Filing Agreement may be executed in any number of counterparts, all of which shall constitute on and the same instrument.

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IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the date first written above.

MADELYNE VICTORIA TRIONE TRUST
By: /s/ John Francis Hamann John Francis Hamann, Co-Trustee

By: /s/ Theodore A. Hellmann Theodore A. Hellman, Co-Trustee

THE DENISE CATHERINE TRIONE 1997 IRREVOCABLE TRUST
By: /s/ John Francis Hamann John Francis Hamann, Co-Trustee

By: /s/ Theodore A. Hellmann Theodore A. Hellman, Co-Trustee

THE SALLY PATRICIA TRIONE 1997 IRREVOCABLE TRUST
By: /s/ John Francis Hamann John Francis Hamann, Co-Trustee

By: /s/ Theodore A. Hellmann Theodore A. Hellman, Co-Trustee

THE HENRY MARK TRIONE 1997 IRREVOCABLE TRUST
By: /s/ John Francis Hamann John Francis Hamann, Co-Trustee

By: /s/ Theodore A. Hellmann Theodore A. Hellman, Co-Trustee

VICTOR HENRY DAVID TRIONE TRUST
By: VHT Management LLC Its: Investment Advisor /s/ Barry A. Beal, Jr. Barry A. Beal, Jr., Manager

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